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                                                                      EXHIBIT 12
                                                                      ----------


                       STATEMENT RE: COMPUTATION OF RATIOS
                       -----------------------------------
                                 (In thousands)

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
                                                                      Years Ended December 31,

                                                      2001         2000         1999           1998         1997
                                                      ----         ----         ----           ----         ----
Fixed charges, as defined:
    Interest on long-term debt, amortization of
     debt discount, and interest component of
     rent expense                                    $12,423      $11,782      $11,019       $ 10,878      $  3,842
                                                     =======      =======      =======       ========      ========
Earnings, as defined:
    Income (loss) before income taxes               $ (5,597)    $ (5,323)     $ 8,364        $ 4,336      $(15,208)

    Total fixed charges (as shown above)              12,423       11,782       11,019         10,878         3,842
                                                      ------       ------     --------       --------      --------

    Earnings available for fixed                      $6,826       $6,459      $19,383        $15,214      $(11,366)
                                                      ------       ------      -------         ======      ========
charges
Ratio of earnings to fixed charges and
preferred dividend requirements                        .55x         .55x         1.8x          1.4x           -
                                                       ====         ====         ====          ====           =
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